Securities and
Exchange
Commission
100 F Street, N.E.
Washington, DC
20549-7561

Ladies and
Gentlemen:

We have read Sub-
item 77K of Form N-
SAR dated March 1,
2017, of E.I.I. Reality
Securities Trust and
are in agreement
with the statements
in paragraph ii. We
have no basis to
agree or disagree
with other
statements of the
registrant contained
therein.

Yours truly,
/s/ Ernst & Young LLP